Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Weyerhaeuser Company:
We consent to the incorporation by reference in the registration statements (No. 333-74311, No. 333-140996 and No. 333-86114) on Form S-8 of Weyerhaeuser Company of our report dated June 23, 2008, with respect to the statements of net assets available for benefits of the NORPAC Hourly 401(k) Plan as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the NORPAC Hourly 401(k) Plan.
/s/ KPMG LLP

Seattle, Washington
June 23, 2008